UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Responsys, Inc.

(Name of issuer)

Common Stock, par value $0.0001 per share

(Title of class of securities)

761248103

(CUSIP number)

December 31, 2011

(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 761248103	Page 2 of 12 Pages

(1)	Names of reporting persons Foundation Capital II, L.P
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 7,925,557 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 7,925,557 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,925,557 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 16.7% (3)
(12)	Type of reporting person (see instructions) PN

(1)	This Schedule 13G is filed by Foundation Capital II, L.P. (“FC2”), Foundation Capital II Entrepreneurs Fund, L.L.C. (“FC2E”), Foundation Capital II Principals Fund, L.L.C. (“FC2P”) Foundation Capital Management Company II, L.L.C. (“FC2M”), Foundation Capital Leadership Fund, L.P. (“FCL”), FC Leadership Principals Fund, L.L.C. (“FCLP”) and FC Leadership Management Company, L.L.C. (“FCLM” and together with FC2, FC2E, FC2P, FC2M and FCL, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,226,192 shares held by FC2; (ii) 497,197 shares held by FC2E; (iii) 248,599 shares held by FC2P; (iv) 2,876,856 shares held by FCL; and (v) 76,713 shares held by FCLP. FC2M serves as the sole general partner of FC2 and serves as the manager of FC2E and FC2P. As such, FC2M possesses voting and dispositive power over the shares held by FC2, FC2E and FC2P, and may be deemed to have indirect beneficial ownership of the shares held by FC2, FC2E and FC2P. FC2M owns no securities of the Issuer directly. FCLM serves as the sole general partner of FCL and serves as the manager of FCLP. As such, FCLM possesses voting and dispositive power over the shares held by FCL and FCLP and may be deemed to have indirect beneficial ownership of the shares held by FCL and FCLP. FCLM owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	This percentage is calculated based upon 47,443,190 shares of the Common Stock outstanding (as of October 31, 2011), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2011.

SCHEDULE 13G

CUSIP No. 761248103	Page 3 of 12 Pages

(1)	Names of reporting persons Foundation Capital II Entrepreneurs Fund, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 7,925,557 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 7,925,557 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,925,557 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 16.7% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,226,192 shares held by FC2; (ii) 497,197 shares held by FC2E; (iii) 248,599 shares held by FC2P; (iv) 2,876,856 shares held by FCL; and (v) 76,713 shares held by FCLP. FC2M serves as the sole general partner of FC2 and serves as the manager of FC2E and FC2P. As such, FC2M possesses voting and dispositive power over the shares held by FC2, FC2E and FC2P, and may be deemed to have indirect beneficial ownership of the shares held by FC2, FC2E and FC2P. FC2M owns no securities of the Issuer directly. FCLM serves as the sole general partner of FCL and serves as the manager of FCLP. As such, FCLM possesses voting and dispositive power over the shares held by FCL and FCLP and may be deemed to have indirect beneficial ownership of the shares held by FCL and FCLP. FCLM owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	This percentage is calculated based upon 47,443,190 shares of the Common Stock outstanding (as of October 31, 2011), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2011.

SCHEDULE 13G

CUSIP No. 761248103	Page 4 of 12 Pages

(1)	Names of reporting persons Foundation Capital II Principals Fund, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b)☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 7,925,557 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 7,925,557 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,925,557 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 16.7% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,226,192 shares held by FC2; (ii) 497,197 shares held by FC2E; (iii) 248,599 shares held by FC2P; (iv) 2,876,856 shares held by FCL; and (v) 76,713 shares held by FCLP. FC2M serves as the sole general partner of FC2 and serves as the manager of FC2E and FC2P. As such, FC2M possesses voting and dispositive power over the shares held by FC2, FC2E and FC2P, and may be deemed to have indirect beneficial ownership of the shares held by FC2, FC2E and FC2P. FC2M owns no securities of the Issuer directly. FCLM serves as the sole general partner of FCL and serves as the manager of FCLP. As such, FCLM possesses voting and dispositive power over the shares held by FCL and FCLP and may be deemed to have indirect beneficial ownership of the shares held by FCL and FCLP. FCLM owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	This percentage is calculated based upon 47,443,190 shares of the Common Stock outstanding (as of October 31, 2011), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2011.

SCHEDULE 13G

CUSIP No. 761248103	Page 5 of 12 Pages

(1)	Names of reporting persons Foundation Capital Managemant Co. II, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b)☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 7,925,557 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 7,925,557 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,925,557 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 16.7% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,226,192 shares held by FC2; (ii) 497,197 shares held by FC2E; (iii) 248,599 shares held by FC2P; (iv) 2,876,856 shares held by FCL; and (v) 76,713 shares held by FCLP. FC2M serves as the sole general partner of FC2 and serves as the manager of FC2E and FC2P. As such, FC2M possesses voting and dispositive power over the shares held by FC2, FC2E and FC2P, and may be deemed to have indirect beneficial ownership of the shares held by FC2, FC2E and FC2P. FC2M owns no securities of the Issuer directly. FCLM serves as the sole general partner of FCL and serves as the manager of FCLP. As such, FCLM possesses voting and dispositive power over the shares held by FCL and FCLP and may be deemed to have indirect beneficial ownership of the shares held by FCL and FCLP. FCLM owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	This percentage is calculated based upon 47,443,190 shares of the Common Stock outstanding (as of October 31, 2011), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2011.

SCHEDULE 13G

CUSIP No. 761248103	Page 6 of 12 Pages

(1)	Names of reporting persons Foundation Capital Leadership Fund, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b)☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 7,925,557 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 7,925,557 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,925,557 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 16.7% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,226,192 shares held by FC2; (ii) 497,197 shares held by FC2E; (iii) 248,599 shares held by FC2P; (iv) 2,876,856 shares held by FCL; and (v) 76,713 shares held by FCLP. FC2M serves as the sole general partner of FC2 and serves as the manager of FC2E and FC2P. As such, FC2M possesses voting and dispositive power over the shares held by FC2, FC2E and FC2P, and may be deemed to have indirect beneficial ownership of the shares held by FC2, FC2E and FC2P. FC2M owns no securities of the Issuer directly. FCLM serves as the sole general partner of FCL and serves as the manager of FCLP. As such, FCLM possesses voting and dispositive power over the shares held by FCL and FCLP and may be deemed to have indirect beneficial ownership of the shares held by FCL and FCLP. FCLM owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	This percentage is calculated based upon 47,443,190 shares of the Common Stock outstanding (as of October 31, 2011), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2011.

SCHEDULE 13G

CUSIP No. 761248103	Page 7 of 12 Pages

(1)	Names of reporting persons FC Leadership Principals Fund, L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b)☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 7,925,557 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 7,925,557 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,925,557 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 16.7% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,226,192 shares held by FC2; (ii) 497,197 shares held by FC2E; (iii) 248,599 shares held by FC2P; (iv) 2,876,856 shares held by FCL; and (v) 76,713 shares held by FCLP. FC2M serves as the sole general partner of FC2 and serves as the manager of FC2E and FC2P. As such, FC2M possesses voting and dispositive power over the shares held by FC2, FC2E and FC2P, and may be deemed to have indirect beneficial ownership of the shares held by FC2, FC2E and FC2P. FC2M owns no securities of the Issuer directly. FCLM serves as the sole general partner of FCL and serves as the manager of FCLP. As such, FCLM possesses voting and dispositive power over the shares held by FCL and FCLP and may be deemed to have indirect beneficial ownership of the shares held by FCL and FCLP. FCLM owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	This percentage is calculated based upon 47,443,190 shares of the Common Stock outstanding (as of October 31, 2011), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2011.

SCHEDULE 13G

CUSIP No. 761248103	Page 8 of 12 Pages

(1)	Names of reporting persons FC Leadership Management Co., L.L.C.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b)☒ (1)
(3)	SEC use only
(4)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with:	(5) Sole voting power 0 shares
(6) Shared voting power 7,925,557 shares of Common Stock (2)
(7) Sole dispositive power 0 shares
(8) Shared dispositive power 7,925,557 shares of Common Stock (2)
(9)	Aggregate amount beneficially owned by each reporting person 7,925,557 shares of Common Stock (2)
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 16.7% (3)
(12)	Type of reporting person (see instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 4,226,192 shares held by FC2; (ii) 497,197 shares held by FC2E; (iii) 248,599 shares held by FC2P; (iv) 2,876,856 shares held by FCL; and (v) 76,713 shares held by FCLP. FC2M serves as the sole general partner of FC2 and serves as the manager of FC2E and FC2P. As such, FC2M possesses voting and dispositive power over the shares held by FC2, FC2E and FC2P, and may be deemed to have indirect beneficial ownership of the shares held by FC2, FC2E and FC2P. FC2M owns no securities of the Issuer directly. FCLM serves as the sole general partner of FCL and serves as the manager of FCLP. As such, FCLM possesses voting and dispositive power over the shares held by FCL and FCLP and may be deemed to have indirect beneficial ownership of the shares held by FCL and FCLP. FCLM owns no securities of the Issuer directly. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2011.

(3)	This percentage is calculated based upon 47,443,190 shares of the Common Stock outstanding (as of October 31, 2011), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2011.

Page 9 of 12 Pages

(Item 1(a).	Name of Issuer:

Responsys, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

900 Cherry Avenue, 5th Floor

San Bruno, CA 94066

Item 2(a).	Name of Person Filing:

Foundation Capital II, L.P. (“FC2”)

Foundation Capital II Entrepreneurs Fund, L.L.C. (“FC2E”)

Foundation Capital II Principals Fund, L.L.C. (“FC2P”)

Foundation Capital Management Company II, L.L.C. (“FC2M”)

Foundation Capital Leadership Fund, L.P. (“FCL”)

FC Leadership Principals Fund, L.L.C. (“FCLP”)

FC Leadership Management Company, L.L.C. (“FCLM”)

Item 2(b).	Address of Principal Business Office or, if none, Residence:

c/o Foundation Capital

250 Middlefield Road

Menlo Park, California 94025

Item 2(c).	Citizenship:

FC2 – Delaware, United States of America

FC2E – Delaware, United States of America

FC2P – Delaware, United States of America

FC2M – Delaware, United States of America

FCL – Delaware, United States of America

FCLP – Delaware, United States of America

FCLM – Delaware, United States of America

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

761248103

Item 3.	Not applicable.

Item 4.	Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing thisstatement on Schedule 13G is provided as of December 31, 2011:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
FC 2	4,226,192	0	7,925,557	0	7,925,557	7,925,557	16.7%
FC2E	497,197	0	7,925,557	0	7,925,557	7,925,557	16.7%
FC2P	248,599	0	7,925,557	0	7,925,557	7,925,557	16.7%
FC2M (2)	0	0	7,925,557	0	7,925,557	7,925,557	16.7%
FCL	2,876,856	0	7,925,557	0	7,925,557	7,925,557	16.7%
FCLP	76,713	0	7,925,557	0	7,925,557	7,925,557	16.7%
FCLM (2)	0	0	7,925,557	0	7,925,557	7,925,557	16.7%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Person.

Page 10 of 12 Pages

(2)	FC2M serves as the sole general partner of FC2 and as the manager of FC2E and FC2P. As such, FC2M possesses voting and dispositive power over the shares held by FC2, FC2E and FC2P, and may be deemed to have indirect beneficial ownership of the shares held by FC2, FC2E and FC2P. FC2M owns no securities of the Issuer directly. FCLM serves as the sole general partner of FCL and as the manager of FCLP. As such, FCLM possesses voting and dispositive power over the shares held by FCL and FCLP and may be deemed to have indirect beneficial ownership of the shares held by FCL and FCLP. FCLM owns no securities of the Issuer directly.

(3)	This percentage is calculated based upon 47,443,190 shares of the Common Stock outstanding (as of October 31, 2011), as set forth in the Issuer’s most recent Form 10-Q filed with the Securities and Exchange Commission on November 14, 2011.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.

Page 11 of 12 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2012

FOUNDATION CAPITAL MANAGEMENT CO II., L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL II, L.P.

By:	Foundation Capital Management Co. II, L.L.C.
its General Partner

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL II ENTREPRENEURS FUND, L.L.C.

By:	Foundation Capital Management Co. II, L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL II PRINCIPALS FUND, L.L.C.

By:	Foundation Capital Management Co. II, L.L.C.

By:	/s/ William B. Elmore
Manager

FC LEADERSHIP MANAGEMENT CO., L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL LEADERSHIP FUND, L.P.

By:	FC Leadership Management Co., L.L.C.
its General Partner

By:	/s/ William B. Elmore
Manager

FC LEADERSHIP PRINCIPALS FUND, L.L.C.

By:	FC Leadership Management Co., L.L.C.

By:	/s/ William B. Elmore
Manager

Attention:    Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Page 12 of 12 Pages

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Responsys, Inc.

Dated: February 7, 2012

FOUNDATION CAPITAL MANAGEMENT CO II., L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL II, L.P.

By:	Foundation Capital Management Co. II, L.L.C.
its General Partner

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL II ENTREPRENEURS FUND, L.L.C.

By:	Foundation Capital Management Co. II, L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL II PRINCIPALS FUND, L.L.C.

By:	Foundation Capital Management Co. II, L.L.C.

By:	/s/ William B. Elmore
Manager

FC LEADERSHIP MANAGEMENT CO., L.L.C.

By:	/s/ William B. Elmore
Manager

FOUNDATION CAPITAL LEADERSHIP FUND, L.P.

By:	FC Leadership Management Co., L.L.C.
its General Partner

By:	/s/ William B. Elmore
Manager

FC LEADERSHIP PRINCIPALS FUND, L.L.C.

By:	FC Leadership Management Co., L.L.C.

By:	/s/ William B. Elmore
Manager